Exhibit 99.1

NEWS RELEASE

Editorial Contact:

Simone Souza

Synopsys, Inc.

650-584-6454

simone@synopsys.com

Investor Contact:

Lisa L. Ewbank

Synopsys, Inc.

650-584-1901

Synopsys-ir@synopsys.com

Synopsys Appoints Jeannine Sargent to Board of Directors

MOUNTAIN VIEW, Calif., September 2, 2020 – Synopsys, Inc. (Nasdaq: SNPS) today announced the appointment of Jeannine Sargent to its board of directors, effective today. Ms. Sargent is an experienced corporate executive and board member, with a background in global business and product strategy, engineering, operations, and sales and marketing. Prior to her current investment advisory roles with a focus on industries ranging from artificial intelligence to energy and sustainability, she served as president of Innovation and New Ventures at Flex, where she was responsible for worldwide innovation, global design and engineering, new product businesses and corporate venture investments. Before joining Flex, Ms. Sargent was CEO of Oerlikon Solar, a leading provider of end-to-end thin film solar photovoltaic solutions, and of Voyan Technology, which supplied software and silicon solutions for the broadband communication and semiconductor equipment industries.

“Jeannine is an accomplished business leader and advisor with a compelling breadth of experience and impact,” said Aart de Geus, chairman and co-CEO of Synopsys. “Her demonstrated expertise in leading-edge technology and business development, operations, complex ecosystems and global markets will be of high value as a complement to the strong board we have at Synopsys.”

Ms. Sargent is currently a member of the boards of Fortive, a diversified industrial technology company, and Proterra, a privately held leader in commercial electric vehicle technology. At Fortive, she is chair of the Audit committee and serves on the Compensation and Nominating & Governance committees. Ms. Sargent was also a director at Cypress Semiconductor, where she served on the Compensation and Nominating & Governance committees.

“I’m excited about the opportunities that Synopsys has in EDA and semiconductor IP, in light of today’s hyperscalers and the dawn of quantum computing, and in the Software Integrity business, as the need for security testing continues to accelerate,” Sargent said. “I’m honored to join such a capable and committed team.”

She graduated magna cum laude from Northeastern University with a Bachelor of Science degree in chemical engineering and holds certificates from the executive development programs at the MIT Sloan School of Management, Harvard University, and Stanford University.

About Synopsys

Synopsys, Inc. (Nasdaq: SNPS) is the Silicon to Software™ partner for innovative companies developing the electronic products and software applications we rely on every day. As the world’s 15th largest software company, Synopsys has a long history of being a global leader in electronic design automation (EDA) and semiconductor IP and is also growing its leadership in software security and quality solutions. Whether you’re a system-on-chip (SoC) designer creating advanced semiconductors, or a software developer writing applications that require the highest security and quality, Synopsys has the solutions needed to deliver innovative, high-quality, secure products. Learn more at www.synopsys.com.

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